CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
VINOBLE, INC.

VINOBLE, INC., a Delaware corporation (the "Corporation") hereby certifies:

FIRST: That Article 1 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

"The name of this Corporation is Matrixx Resource Holdings, Inc."

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer, this 26th day of June, 2006.

     /s/ Catherine Thompson_______________________
    Catherine A. Thompson, CFO, Secretary

23852 Pacific Coast Hwy, #167 Malibu, CA 90265 Phone (310) 456-3199 Fax (310) 456-1778